Exhibit 99.1

NEWS
CONTACTS:
Investors:	William Kuser	(203) 573-2213
Media:	Mary Ann Dunnell	(203) 573-3034
	Debra Durbin	(203) 573-3005

CROMPTON CORPORATION AND GREAT LAKES CHEMICAL FINALIZE MERGER,

BECOME ‘CHEMTURA’ CORPORATION

— Chemtura is Fourth-Largest U.S. Specialty Chemicals Company –

— Becomes World’s Largest Plastics Additives Company –

— Chemtura Has Leading Positions in Multiple High-Value Niches –

Middlebury, CT, July 1, 2005 – With the finalization of the Crompton Corporation (NYSE: CK) and Great Lakes Chemical Corporation (NYSE: GLK) all-stock merger today, the combined company becomes Chemtura Corporation, the fourth-largest publicly traded U.S. specialty chemicals company and the world’s largest plastics additives company.  Chemtura, with combined pro forma 2004 revenues of $3.7 billion and a market capitalization of approximately $3.3 billion, will begin trading under the New York Stock Exchange ticker symbol CEM on July 5.

“Chemtura is a unique new company with a portfolio of global businesses that have achieved leading positions in high-value market niches,” said Chemtura Chairman, President and Chief Executive Officer Robert L. Wood.  Chemtura holds leading positions in several high-value specialty chemical niche businesses, including plastics additives, petroleum additives, flame retardants and pool chemicals.  Additionally, the company has strong positions in castable urethanes and crop protection chemicals.

“Since we announced our agreement to merge March 9, integration teams have been working intensely to create a new company with a new organizational design and new work processes.  We are building a world-class organization and adopting best business practices in everything we do.  As we said in March, this is a transformational merger.  Our vision is to create the world’s best specialty chemicals company, not simply to add companies together.

“As of today, while we still have a number of jobs to fill, our organization is almost completely formed and employees at every level are poised to take the actions needed to deliver strong financial results.  Our integration work will create immediate value through the recognition of significant synergies throughout the company.  As a result, we are increasing our synergy estimate to $150 million from the original target of $90 million to $100 million,” Wood said.

Cumulative synergy savings are expected to total $10 million in 2005; $100 million in 2006; and $150 million in 2007.  Approximately 30% of the total synergies is expected to come from organizational redesign; 60% from savings in supply chain operations, and the remainder from other areas.  By combining workforces, streamlining work processes and utilizing more efficient systems, the company expects to reduce its total number of employees by about 600 worldwide, or approximately 8 percent, over the next year from its current level of approximately 7,300 people.  In addition, Chemtura has expanded its geographic footprint and access to key buyers globally and is putting into place cross-selling and captive-sourcing opportunities across its extended portfolio.

The company expects to incur one-time cash expenditures totaling $125 million to $135 million relating to change in control agreements, and $20 to $25 million related to severance and related expenditures.  Chemtura also will incur one-time cash expenditures of $50 million to $55 million related to the closing of the transaction.  The company will have approximately $20 million in one-time cash expenditures to support the integration of both companies and approximately $6 million of charges for the write-off of unamortized fees relating to bank facilities that are being replaced.

In addition to Chairman Wood, the board of directors has five directors from each predecessor company, for a total of 11 directors.  Chemtura expects to maintain a cash dividend level of $.05 per quarter.

Terms of the Transaction

Great Lakes shareholders received 2.2232 shares of Crompton common stock for each share of Great Lakes common stock, giving an overall transaction value of $2.0 billion, including $354 million of Great Lakes net debt and minority interest.

About Chemtura

Chemtura Corporation, with pro forma 2004 sales of $3.7 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products.  Headquartered in Middlebury, Conn., the company has 7,300 employees around the world.  Additional information concerning Chemtura is available at www.chemtura.com.

Forward-Looking Statement

Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which Chemtura is subject; the ability to obtain selling-price increases; pension and other post-retirement benefit plan assumptions; energy and raw- material prices and availability; production capacity; changes in interest rates and foreign-currency exchange rates; changes in technology, market demand and customer requirements; the enactment of more stringent environmental laws and regulations; the ability to realize expected cost savings under Chemtura’s cost-reduction initiatives; the amount of any additional earn-out payments from GE, the ability to reduce Chemtura’s debt levels, and other risks and uncertainties detailed in Chemtura’s filings with the Securities and Exchange Commission. The following factors, among others, could cause actual results to differ from those included in the forward-looking information: the risk that the businesses will not be integrated successfully; the risk that the cost savings and other synergies from the transaction may not be fully realized or take longer to realize than anticipated; the inability to achieve cash flow synergies; disruption from the merger making it more difficult to maintain relationships with employees, customers or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. These statements are based on Chemtura’s estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and Chemtura’s actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by Chemtura.